EXHIBIT 99.1

Whitestone REIT Announces Dividend

HOUSTON, Sept. 21, 2010 (GLOBE NEWSWIRE) -- The Board of Trustees of Whitestone REIT (NYSE Amex:WSR), a real estate investment trust that acquires, owns and operates Community Centered PropertiesTM, today authorized its quarterly cash dividend of $0.285 per Class A and Class B common share and Operating Partnership ("OP") unit.

Whitestone REIT ("Whitestone") declares quarterly distributions to holders of its common shares and OP units, which are payable monthly in three installments of $0.095 per Class A common share, Class B common share, and OP unit. The record and payment dates for the fourth quarter 2010 period are shown in the following table:

Month	Record Date	Payment Date
October	10/1/2010	10/7/2010
November	11/1/2010	11/8/2010
December	12/1/2010	12/8/2010

Whitestone completed its initial public offering for its Class B common shares, which began trading on August 26, 2010 on NYSE-Amex under the ticker symbol "WSR."  On August 24, 2010, Whitestone REIT affected a 1-for-3 reverse split of its Class A common shares and OP units. The monthly dividend rate of $0.095 per share and unit is on a post-split basis, and is the same as the second quarter dividend rate.

"We are pleased to sustain our current dividend at the same level as the previous quarter," said Whitestone Chairman and CEO, James C. Mastandrea. "Additionally, we are excited about the recent completion of Whitestone's initial public offering. I am confident that we will soon put the new capital generated by the IPO to work by expanding our portfolio with quality, value-add community centered properties located in our target expansion markets."

About Whitestone REIT

Whitestone REIT is a fully integrated real estate company that owns, operates and re-develops Community Centered PropertiesTM, which are visibly located properties in established or developing culturally diverse neighborhoods.  Whitestone focuses on value-creation in its properties, as it markets, leases and manages its properties to match tenants with the shared needs of surrounding neighborhoods.  Headquartered in Houston, Texas and founded in 1998, the Company is internally managed with a portfolio of commercial properties in Texas, Arizona, and Illinois. For additional information about the Company, please visit www.whitestonereit.com. The Investor Section of the Company's website has links to SEC filings, news releases, financial reports and investor newsletters.

The Whitestone REIT logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7293

Forward-Looking Statements

Statements included herein that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, which by their nature, involve known and unknown risks and uncertainties. The Company's actual results, performance or achievements could differ materially from those expressed or implied by these statements. Reference is made to the Company's regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company's performance.

CONTACT:  Whitestone REIT
          Anne Gregory, Vice President Marketing & Investor Relations
          713.827.9595 ext. 2213
          agregory@whitestonereit.com